EXHIBIT 10.36

Lease Agreement of Standard Factory

Lessor (Party A): Shanghai Feizhou Test Pressure Pump Co., Ltd.

Lessee (Party B): Shanghai Winner Medical Apparatus Co., Ltd.

Based on mutual benefit and though friendly negotiation, Party A and Party B have reached the following terms and conditions regarding the lease of standard factory (“Factory”) to Party B by Party A for manufacturing and operating purpose:

1.
Location of the Factory: No. 1 Jiechen Road, Shihudang Town, Songjiang District, Shanghai. Party A shall guarantee that this standard Factory is located in Shihudang Branch of Songjiang Industrial Park within the layout of Shanghai Government.

2.	Terms of Lease: Five years from March 1st 2005 to February 28th 2010. A Rent Free Period is granted to Party B from January 21st 2005 to February 28th 2005.

3.	Area of the Factory and Rent:
The area of the factory building is 3500 square meters including office, refectory and warehouse.

Rent is charged in the following way:
1)	The first three years: RMB 0.40 /m2 per day. Annual rent is RMB 511,000.
2)	The fourth year: RMB 0.41 /m2 per day. Annual rent is RMB 523,775.
3)	The fifth year: RMB 0.42 /m2 per day. Annual rent is RMB 536,550 .

4.	Party A agrees that Party B may build constructions on the road between the two factory buildings according to the operation demand. Party A shall not collect any expenses on the constructing.

5.
Realty Management and Realty Management Fee: Party B shall pay an annual realty management fee to Party A. The realty management fee is mainly used for environmental virescence of the factory, security, garbage collection and disposal, maintenance of water/electricity facilities and repair to the building, etc.

6.	Payment Term:
1)	Time of payment: Once a quarter, ten days in advance.
2)	Term of payment: By cheque or transfer of account.

7.	Deposit: After signing this Agreement, Party B shall pay Party A RMB 40,000 as Deposit, which shall be fully refunded to Party B on its return of the Factory to Party A.

8.
Party A shall provide Party B with supporting facilities such as water supply and electricity supply (100 KVA electricity supply free of charge). Party B shall pay water/electricity fee itself. Party B may apply for volume increase of electricity supply in accordance with operation demand. Party A shall be responsible for conducting the volume increase procedure while Party B shall bear the volume increase fee.

9.
Decoration: Party A agrees that Party B may decorate the Factory due to operation demand on condition that the main structure of the buildings is not affected. The decoration fee shall be born by Party B.

10.
On expiry of the Agreement or termination of the lease, Party B shall return the Factory with supporting facilities such as water supply and electricity supply to Party A in good condition. Party B is entitled to any movable decoration or constructions built by Party B. It shall remove the said decoration or constructions or sell to Party A.

11.	After expiry of the Agreement, Party B is entitled to a priority in signing a lease agreement under the same conditions.

12.
Insurance: Party A and Party B shall purchase insurance for their own properties and enjoy the rights of compensation. Party A shall purchase insurance for its factory buildings and relevant facilities. Party B shall purchase insurance for its equipments, raw materials, etc.

13.
To ensure the proper operation of Party B, Party A agrees that on signing this agreement it shall do no hesitate to conduct the procedure of industrial and commercial administration, taxation, environment protection, filing of production, products registration and import/export for Party B. Permit/Certificate fee shall be born by Party B. Party A shall assist Party B to apply for communication facilities such as phone and internet with the expenses born by Party B.

14.
To ensure the lawful operation of Party B, Party A shall submit the original of Property Certificate on signing this Agreement and provide Party B with a copy of the Property Certificate and of the lawful Certificate of the holder of the Property, which shall be the attachment of this Agreement.

15.	Breach of Agreement:
1)
Expect for Force Majeure, both parties shall fully fulfill this Agreement. In case of breach of agreement, defaulting party shall pay non-defaulting party 30% of annual rent of the year as fine for breach of agreement. If the breach of Party A leads to move of Party B, Party A shall pay Party B moving fee and settlement allowance and compensate for other damages incurred except for fine for breach of agreement.

2)	Under the following circumstances of Party B, Party A is entitled to terminate the Agreement and withdraw the houses.
A.	Sublease the houses without the prior written consent of Party A.
B.	Rent arrears for three month.

3)
Within the lease term, Party A is responsible for repair of the house due to quality problem and other problems caused by Party A. Relevant expenses are born by Party A. Within the repairing period, rent for the period is exempted. If such problems have any negative effect on the operation of Party B, Party A shall compensate for damages incurred. If such negative effect continues for more than 15 days, Party A shall be deemed as breach of agreement and Party B shall be entitled to terminate this Agreement in addition to claim fine for breach of agreement and compensation for damages.

16.	Both parties can negotiate for supplement to the Agreement on non-mentioned issues.

17.	This Agreement is in four originals and all have the same legal effect. Both parties retain two originals.

Party A (official seal): Shanghai Feizhou Test Pressure Pump Co., Ltd.
Representative:

Party B (official seal)æ Shanghai Winner Medical Apparatus Co., Ltd.
Representative:

Signing Date: January 21st 2005
Signing Place: Shanghai

Supplementary Agreement to
Lease Agreement of Standard Factory

Lessor (Party A): Shanghai Feizhou Test Pressure Pump Co., Ltd.
Lessee (Party B): Shanghai Winner Medical Apparatus Co., Ltd.

Location of the Factory: No. 1 Jiechen Road, Shihudang Town, Songjiang District, Shanghai.

Since Party A cannot provide Party B with the Property Certificate and its copy temporarily but Party B have to conduct procedure of establishment, both parties have reached this Supplementary Agreement to the Lease Agreement of Standard Factory dated January 21st 2005 through friendly negotiation.

1.	Party A must provide Party B with the Property Certificate and the lawful Certificate of the holder of the Property on Party B’s paying the first installation.

2.	Party A shall provide Party B with any other documents or materials needed for conducting relevant procedure with competent authorities in time.

3.	Party A shall guarantee that all documents it provided will be deemed valid and will be accepted by competent authorities, otherwise it shall be deemed as breach of agreement.

4.	Breach of Agreement: On Party A’s breach of agreement, it shall refund the entire amount it has received to Party B in addition to the liability indicated in the Agreement.

5.	This Agreement is in four originals and all have the same legal effect. Each party retains two originals.

Party A (official seal): Shanghai Feizhou Test Pressure Pump Co., Ltd.
Representative:

Party B (official seal): Shanghai Winner Medical Apparatus Co., Ltd.
Representative:

Signing Date: January 21st 2005
Signing Place: Shanghai